Exhibit 5

MICHAEL J. MORRISON
      ATTORNEY AND COUNSELOR AT LAW
      ____________________1495 RIDGEVIEW DRIVE. SUITE 220
                               RENO. NEVADA 69509
                                 (775) 827-6300
                               FAX (775) 827-6311
                         E-MAIL MORRISONLAW@PYRAMID.NET
                         WEBSITE: WWW.VENTURELAWUSA.COM

      February 28, 2005

      CalCite Corp.
      32 Gainsborough Drive S.W.
      Calgary, Alberta T3E 4W7

      RE:   Form SB-2 Registration statement for 3,800,000 Shares of Common
            Stock

      Dear Officers and Directors:

      I have acted as counsel to CALCITE CORP. (the "Company") in connection with the registration of 3,800,000Shares of the Company's Common Stock, pursuant to a Registration Statement on Form SB-2 (the "Registration Statement"). You have requested my opinion as to certain matters in connection with said Registration Statement.

      In my capacity as counsel to the Company, I have examined and am familiar with the originals or copies, the authenticity of which have been established to my satisfaction, of all documents, corporate records and other instruments I have deemed necessary to express the opinions hereinafter set forth.

      Based on the foregoing, and upon consideration of applicable law, it is my opinion that the 3,800,000 Shares to be registered by the Company are duly authorized, validly issued, fully paid and non-assessable.

      This opinion is based on Nevada law, including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws.

      Furthermore, I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in such Registration Statement, and the Prospectus included therein, under the heading "Legal Matters".

      Very truly yours,

      /s/ Michael J. Morrison
      -------------------------
      Michael J. Morrison, Esq.